Via Facsimile and U.S. Mail
Mail Stop 6010


July 20, 2005


Mr. John Van Zyll
President, Chief Executive Officer and Chairman
Diversified Product Inspections, Inc.
1059 East Tri-County Blvd.
Oliver Springs, TN 37830


Re:	Diversified Product Inspections, Inc.
	Form 10-KSB for the Fiscal Year Ended December 31, 2004
	Filed March 29, 2005
	File No. 000-25429

Dear Mr. Van Zyll:

	We have completed our review of your Form 10-KSB and have no further comments at this time.

								Sincerely,


								Jim Atkinson
      Accounting Branch Chief